Exhibit 99.1

Theralink® Signs Definitive Merger Agreement to be Acquired by

IMAC Holdings, a Nasdaq Listed Company

Theralink’s patented technology is helping to solve a significant problem in cancer treatment by providing game changing technology that can predict which FDA-approved drugs may be effective in each solid tumor cancer

Golden, Colorado — May 23, 2023— Theralink Technologies, Inc. (OTC: THER) (“Theralink”) and IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC”), today announced that they have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) under which Theralink will merge with a newly-formed wholly-owned subsidiary of IMAC in a stock-for-stock reverse merger transaction (the “Merger”) in which Theralink will survive as a wholly-owned subsidiary of IMAC, a Nasdaq-listed company. If completed, the Merger will result in a combined company that will focus on end-to-end proteomics testing, one of the most robust and growing areas of medicine.

The Theralink® Test for Advanced Breast Cancer measures the abundance and activation of 32 clinically actionable biomarkers. The test reports which of the 32 biomarkers are highly expressed or activated and the FDA-approved therapeutics that target them. This test is a novel tool that broadens actionability and supports oncologists in selecting the most effective treatment plan for their cancer patients.

Recently, Theralink received a Medicare reimbursement rate determination as well as added to its evidence based clinical utility data via an observational registry study that demonstrated greater than 90% actionability and greater than 70% clinical utility for the test. The Theralink test may be deemed necessary to achieve a personalized and targeted approach to breast cancer treatment

Through its current and planned lab developed tests (LDTs), Theralink’s technology hopes to target multiple areas of oncology and drug development. In addition to the Company’s first test for advanced breast cancer, Theralink is actively working on a pan-tumor test for solid tumors across multiple tumor types such as ovarian, endometrial, head and neck, pancreatic, colorectal, lung, prostate, among others.

Dr. Mick Ruxin, CEO of Theralink summed up the transaction by saying, “Our team is motivated by the enormous impact we can have on cancer care by making our test more accessible to all cancer patients. We are excited to be making that a reality by embarking on our next chapter with this merger with IMAC.” He went on to say, “It is anticipated that the potential merger and listing will allow the Company broader access to capital, which will be invested in our business to accelerate market access and reimbursement initiatives for our clinical patient testing, expand our product offering portfolio and research initiatives, and increase our laboratory throughput.” Dr. Ruxin further said, “With our predictive, protein biomarker test, oncologists may have better insights into each individual cancer patient’s unique biology and to the targeted therapies that act upon each patient’s unique cancer.”

About the Transaction

The Merger is structured as a stock for stock reverse merger whereby all of Theralink’s outstanding equity interests are to be exchanged for shares of IMAC common stock. Theralink stakeholders are expected to own approximately 85% of the combined company, and pre-merger IMAC equity holders are expected to own approximately 15% of the combined company, on a fully diluted basis calculated using the treasury stock method, subject to certain adjustments provided for in the Merger Agreement. The boards of directors of both companies have unanimously approved the Merger Agreement. The merger is expected to close late in the third quarter or early in the fourth quarter of 2023, subject to satisfying certain closing conditions, including the completion of satisfactory due diligence by both parties and the receipt of shareholder approval by both companies. All current IMAC directors but one will resign effective upon the closing of the Merger, and the existing directors of Theralink shall be appointed to the board of IMAC, with Jeffrey Busch to serve as Chairman.

Advisors

Joseph Gunnar & Co., LLC is serving as the exclusive financial advisor to IMAC Holdings, Inc. and Theralink Technologies, Inc. in connection with the Transaction. Olshan Frome Wolosky LLP is serving as legal counsel for IMAC Holdings, Inc. and K&L Gates is serving as legal counsel for Theralink Technologies, Inc.

About Theralink Technologies, Inc.

Theralink Technologies is a proteomics-based, precision medicine company with a nationally CLIA-certified and CAP-accredited laboratory located in Golden, Colorado. Through its unique and patented phosphoprotein and protein biomarker platform and LDTs, Theralink’s technology targets multiple areas of oncology and drug development. In addition to the Company’s first assay for advanced breast cancer, Theralink is actively working on a second assay that is planned to be pan-tumor for solid tumors across multiple tumor types such as ovarian, endometrial, pancreatic, liver, head and neck, colorectal, lung, prostate, among others. Theralink provides precision oncology data through its powerful Theralink® Reverse Phase Protein Array assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders and non-responders to both FDA-approved and investigational drug treatments. Theralink intends to help improve cancer outcomes for patients, help reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomics approach to molecular profiling that directly measures drug target levels and activity. For more information, please visit www.theralink.com.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of two business segments: outpatient medical centers and a clinical research division. With treatments to address both young and aging populations, IMAC Holdings owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholding.com.

Important Additional Information and Where to Find It

In connection with the proposed Merger between IMAC and Theralink, IMAC intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) to register the shares of IMAC’s common stock to be issued in connection with the proposed Merger. The Registration Statement will include a document that serves as a prospectus of IMAC and joint proxy/information statement of IMAC and Theralink (the “joint proxy statement/prospectus”), and each party will file other documents regarding the proposed Merger with the SEC. INVESTORS AND SECURITYHOLDERS OF IMAC AND THERALINK ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY IMAC AND THERALINK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IMAC, THERALINK AND THE PROPOSED MERGER, THE RISKS RELATED THERETO AND RELATED MATTERS.

After the Registration Statement has been declared effective, a definitive joint proxy statement/prospectus will be mailed to shareholders of IMAC and of Theralink. Investors will be able to obtain free copies of the Registration Statement and the joint proxy statement/prospectus, as each may be amended from time to time, and other relevant documents filed by IMAC and Theralink with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by IMAC, including the joint proxy statement/prospectus (when available), will be available free of charge from IMAC’s website at www.ir.imacregeneration.com. Copies of documents filed with the SEC by Theralink, including the joint proxy statement/prospectus (when available), will be available free of charge from Theralink’s website at www.theralink.com under the “Investor Relations” tab.

Participants in the Solicitation

IMAC, Theralink and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of IMAC in connection with the proposed transaction. Information about IMAC’s directors and executive officers is set forth in IMAC’s Annual Report on Form 10-K for the year ended December 31, 2022 which was filed with the SEC on March 31, 2023, as amended, its definitive proxy statement for the 2023 annual meeting of stockholders filed with the SEC on May 11, 2023 and the joint proxy statement/prospectus (when available). Information about Theralink’s directors and executive officers is set forth in Theralink’s Annual Report on Form 10-K for the year ended September 30, 2022 which was filed with the SEC on December 29, 2022, and the joint proxy statement/prospectus (when available). Other information regarding the interests of such individuals, as well as information regarding other persons who may be deemed participants in the proposed transaction, will be set forth in the Registration Statement, the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Shareholders of IMAC and Theralink, potential investors and other readers should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that IMAC or Theralink expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed Merger, the expected closing of the proposed Merger and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current Theralink management. Information adjusted for the proposed Merger should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Merger may not be fully realized or may take longer to realize than expected; the possibility that shareholders of IMAC may not approve the issuance of new shares of IMAC common stock in the proposed Merger or that shareholders of IMAC may not approve the proposed Merger; the risk that a condition to closing of the proposed Merger may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the proposed Merger might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Merger; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement relating to the proposed Merger; the risk that changes in IMAC’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of IMAC to retain its Nasdaq listing; the ability of Theralink to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on Theralink’s operating results and business generally; the risk the proposed Merger could distract management from ongoing business operations or cause IMAC and/or Theralink to incur substantial costs; the risk that Theralink may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond IMAC’s or Theralink’s control, including those detailed in IMAC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on IMAC’s website at www.ir.imacregeneration.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, and those detailed in Theralink’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Theralink’s website at www.theralink.com and on the website of the SEC. All forward-looking statements are based on assumptions that IMAC and Theralink believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither IMAC nor Theralink undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact Information

Theralink Technologies, Inc.

Trevor McCartney

VP, Strategic Partnerships

Cell: (720) 800-2160

trevor.mccartney@theralink.com